EXHIBIT 10.9


                               SUBLEASE AGREEMENT

         THIS SUBLEASE AGREEMENT (the "Sublease") is made as of June 29, 2000, by and between INTRANET SOLUTIONS, INC., a Minnesota corporation ("Landlord"), and IPI, INC., a Minnesota corporation ("Tenant").

                         Preliminary Statement of Facts

         Reference is made to the office/warehouse lease (the "Master Lease"), dated April 22, 1998, between Lake Corporate Center, LLC (the "Prime Landlord"), as lessor, and Landlord as lessee.

         The Master Lease covers demised premises (the "Demised Premises") consisting of approximately 18,404 square feet depicted on Exhibit A attached hereto and incorporated herein by reference. The Demised Premises are in the building (the "Building") known as Lake Corporate Center located at 8091 Wallace Road, Eden Prairie, Minnesota.

         Landlord desires to sublease the Demised Premises to Tenant and Tenant desires to accept such sublease from the Landlord all pursuant to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants of the parties hereto set forth below, Landlord and Tenant hereby agree as follows:

         1. Definitions. Except as specifically provided to the contrary herein, all of the defined terms used in this Sublease shall have the same meanings assigned to such terms by the Master Lease.

         2. Sublease. Landlord hereby subleases to Tenant, and Tenant hereby accepts such sublease, all of the Demised Premises pursuant to the terms and conditions of this Sublease.

         3. Term. The term of this Sublease shall be fifty-nine (59) months commencing on September 1, 2000 (the "Commencement Date") and expiring on July 31, 2005 (the "Expiration Date"), unless sooner terminated as hereinafter provided.

         4. Sublease Base Rent. Tenant shall pay to Landlord, in a manner provided herein, base rent (the "Sublease Base Rent") in the monthly amount of $12,729.43 for the period of September 1,2000 through and including July 31,2002, and in the monthly amount of $13,235.54 for the period of August 1, 2002 through July 31,2005.

         5. Acceptance of Demised Premises. Landlord will deliver possession of the Demised Premises to Tenant on August 1, 2000, in a broom clean condition, accompanied with all construction drawings and/or diagrams of any wiring left in place. From that date until the Commencement Date, Tenant may occupy the Demised Premises for purposes of fixturing and preparing the Demised Premises for occupancy, including making any necessary alterations (as approved by the Prime Landlord and the Landlord) without any Rent or obligations under the terms and conditions of this Sublease, other than those related to indemnification and insurance. Landlord shall remove all existing furniture systems and other personal property from the Demised Premises prior to August 1, 2000. Subject to the foregoing, Tenant shall accept the Demised Premises in the condition which now exists without any further representation or warranty, express or implied, by Landlord.

         6. Incorporation of Terms and Conditions of Master Lease. This Sublease incorporates all of the terms and conditions of the Master Lease as if the terms and conditions of the Master Lease were reproduced in their entirety in this Sublease, subject only to the specific exceptions set forth in this Sublease. Specifically, except as provided for herein, Tenant shall be responsible for the payment and performance of all obligations of the Landlord as the lessee under the terms and conditions of the Master Lease including, without limitation, all of the obligations of Landlord to pay "Additional Rent," as such amount is due and payable under the terms and conditions of the Master Lease.

            Notwithstanding the foregoing, the following provisions of the Master Lease are not incorporated into this Sublease:
            *    Section 2 - Base Rent.
            *    Section 10 - Security and Damage Deposit.
            *    Section 9 - Possession.

         7. Master Lease. This Sublease is subject and subordinate to the Master Lease and all mortgages to which the Master Lease is subordinate. Tenant represents that it has read and is familiar with the terms of the Master Lease and agrees to perform hereunder in strict accordance with each and every term, condition and provision therein. If Tenant defaults under any provision of this Sublease or under the Master Lease, Landlord shall have all the rights against Tenant as would otherwise be available to the Prime Landlord against the lessee under the Master Lease if such breach were by the lessee thereunder.

         8. Additional Terms and Conditions. In addition to the foregoing, the parties hereto agree as follows:

                  a. Any rights in and to the Security Deposit under the Master Lease shall remain with the Landlord.

                  b. Tenant shall include both the Landlord and the Prime Landlord as a loss payee/additional insured (as the case may be) under any policies of insurance which the Master Lease requires to be maintained by the lessee thereunder.

                  c. Within five (5) business days, Tenant shall deliver to Prime Landlord any notices of default from the Landlord or any other material notices affecting the performance of Tenant's obligations under the Sublease, immediately to Landlord upon receipt thereof.

                  d. Tenant shall neither do nor permit or allow anything to be done which causes a default under the Master Lease or causes the Master Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in the Prime Landlord under the Master Lease, Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, costs, suits, damages, and liabilities, including court costs and reasonable attorneys' fees, related to or resulting from Tenant's (a) acts or omissions, (b) occupancy of the Demised Premises, or (c) any default of this Sublease or the Master Lease (except with respect to obligations not assumed hereunder by Tenant).

         9. Covenants of Landlord. Landlord hereby covenants, warrants, and represents to Tenant as follows:

                  a. Landlord shall pay to the Prime Landlord on the dates and in the manner required by the Master Lease all Base Rent payable under the Master Lease, less the Sublease Base Rent payable hereunder. Within ten (10) days after its due date, Landlord agrees to provide Tenant a copy of its check for the payment of each month's rent paid to the Prime Landlord throughout the term of this sublease or such similar notification of payment.

                  b. Landlord shall neither do nor permit nor allow anything to be done that would cause a default under the Master Lease or cause the Master Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in the Prime Landlord under the Master Lease and Landlord shall indemnify, defend, and hold Tenant harmless from and against any and all claims, costs, suits, damages, and liabilities, including court costs and reasonable attorneys' fees, as a result of Landlord's failure to timely pay the Base Rent Difference.

                  c. Within five (5) business days, Landlord shall deliver to Tenant any notice of default or any other material notice which Landlord receives from Prime Landlord or any other party with respect to the Demised Premises, the occupancy of same or which would otherwise affect the rights of Landlord or Tenant to occupy the Demised Premises pursuant to the terms and conditions of the Master Lease or this Sublease.

          10. Notices. Any notice or other communication under this Agreement shall be in writing, shall be considered given when delivered personally or sent by facsimile (receipt confirmed), one (1) day after delivery by a reputable overnight courier, or four (4) days after being mailed by registered mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

             If to IntraNet:  IntraNet Solutions, Inc.
                              7777 Golden Triangle Drive
                              Eden Prairie, MN 55344
                              Attention: Gregg Waldon

             If to IPI:       IPI, Inc.
                              15155 Technology Drive
                              Eden Prairie, MN 55344 (until the Commencement
                              Date)
                              Attention: Dave Engel
                              and at the Demised Premises after the Commencement
                              Date

         11. Commissions. All real estate commission payable to Grubb and Ellis, as agent for Landlord, and CRESA Partners, as agent for the Tenant, shall be paid by the Landlord pursuant to the commission schedule set forth in the letter of intent dated June 1, 2000.

         12. General Terms and Conditions.

                  a. This Sublease contains a complete statement of all the agreements between the parties with respect to this Sublease, supersedes any previous agreements between them relating to the Sublease and may not be amended or modified except by a written instrument executed by all of the parties hereto.

                  b. This Sublease shall be governed by and construed in accordance with the laws of the State of Minnesota.

                  c. If any agreement, covenant or condition of this Sublease or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such agreement, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each agreement, covenant or condition of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

         13. Consent. This Sublease shall not be effective unless and until the Prime Landlord has consented in writing to this Sublease pursuant to an instrument acceptable to Landlord and Tenant.

         14. Counterparts. This Agreement may be executed in counterparts, with the same force and effect as if all signatures were on one instrument.



LANDLORD:

INTRANET SOLUTIONS, INC.

                            By: /s/ ILLEGIBLE
                                ----------------------------
                            Its: CFO
                                 ---------------------------

TENANT:

IPI, INC.

                            By: /s/ David M. Engel
                                ---------------------------
                            Its: VP Finance & CFO
                                 --------------------------

                        LANDLORD'S CONSENT AND AGREEMENT


         THIS CONSENT is given as of this 29th day of June, 2000, by LAKE CORPORATE CENTER, LLC, a Minnesota limited liability company ("Landlord"), in favor of IPI, INC., a Minnesota corporation ("Subtenant").

                         Preliminary Statement of Facts

         On April 22, 1998, Landlord, as lessor, executed a lease (the "Master Lease") with IntraNet Solutions, Inc. ("Tenant"), as lessee, covering certain demised premises (the "Demised Premises") containing approximately 18,404 square feet in the building located at 8091 Wallace Road, Eden Prairie, Minnesota.

         Tenant desires to sublease all of the Demised Premises to Subtenant pursuant to the sublease (the "Sublease") attached hereto as Exhibit A and incorporated herein by reference. Subtenant will not enter into the sublease transaction without the execution and delivery of this instrument by the Landlord.

         NOW, THEREFORE, in consideration of the foregoing and in consideration of the fact that Subtenant is relying upon the warranties, representations and covenants made by Landlord in favor of Subtenant hereunder, Landlord hereby represents, warrants and covenants to Subtenant as follows:

         1. Consent. Landlord consents to the Sublease and to the occupancy of the Demised Premises by Subtenant pursuant to the terms and conditions of the Sublease.

         2. Effective Master Lease. A true and correct copy of the Master Lease is attached hereto as Exhibit B and incorporated herein by reference. The Master Lease has not been modified, amended or changed in any respect except as shown or described Exhibit B. There are no side agreements, outside agreements or third party agreements otherwise affecting or modifying the obligations of either of the Landlord or Tenant under the terms and conditions of the Master Lease, except for the Lender Subordination Agreement.

         3. No Default. No default currently exists (or would exist but for the giving of notice upon the expiration of any applicable cure or grace period) on the part of Tenant under the terms and conditions of the Master Lease. All Rent under the Master Lease has been paid by Tenant to Landlord through June 30,2000. Landlord has received no uncured notices of default from Tenant.

         4. Notice and Grace/Cure Periods. Notwithstanding any other term or condition of the Master Lease to the contrary, any written notices or notices of default which the Landlord is required or may give to Tenant under the terms and conditions of the Master Lease shall also be delivered to Tenant at the Demised Premises (after September 1, 2000) and before September 1, 2000, at the following address:

                             IPI, Inc.
                             15 155 Technology Drive
                             Eden Prairie, MN 55344
                             Attention: Dave Engel

            Subtenant shall have the same grace period or cure period that Tenant is allowed with respect to any default under the terms and conditions of the Master Lease and Landlord hereby agrees to accept any cure of any Master Lease default from Tenant.

         5. No Other Consents. Notwithstanding any other provision of the instrument, Landlord's consent to the Sublease shall not release or discharge Tenant of or from any liability whether past, present or future under the Master Lease and Tenant shall remain fully liable thereunder. Landlord's consent to the Sublease shall not be deemed to be a consent or waiver of Landlord's right to consent to any subsequent or different transaction which constitutes an assignment or subletting under the terms and conditions of the Master Lease.

         IN WITNESS WHEREOF, Landlord has executed this instrument as of the date first shown above.



LANDLORD:

LAKE CORPORATE CENTER, LLC

                              By: /s/ ILLEGIBLE
                                  ----------------------------
                              Its: ILLEGIBLE
                                   ---------------------------

TENANT:

INTRANET SOLUTIONS, INC.

SUBTENANT:

IPI, INC.

                              By: /s/ ILLEGIBLE
                                  ---------------------------
                              Its: CFO
                                   --------------------------



                              By: /s/ David M. Engel
                                  ---------------------------
                              Its: VP Finance & CFO
                                   --------------------------